99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Announces Appointment of Elkan Gamzu

as New Chief Executive Officer

Iselin, N.J., February 26, 2007 - Pharmos Corp. (NASDAQ: PARS) announced today that Elkan Gamzu, Ph.D., has been appointed by the Board of Directors to become Chief Executive Officer, effective March 31, 2007. He will succeed Haim Aviv, Ph.D., who will be retiring on that date. Dr. Aviv will continue as Chairman of the Board.

Dr. Gamzu, a Director of the Company since February 2000, is currently a consultant to the biotechnology and pharmaceutical industries and has held a number of senior executive positions in those industries, including Vice President, Project Management Leadership, of Millennium Pharmaceuticals, CEO of Cambridge Neuroscience and senior positions with Warner-Lambert and Hoffmann-La Roche. Dr. Gamzu has worked in the pharmaceutical industry since 1971. He is a graduate of Hebrew University in Jerusalem, and has M.A. and Ph.D. degrees in experimental and physiological psychology from the University of Pennsylvania.

Dr. Gamzu will be based in the Company’s corporate headquarters in Iselin, New Jersey. He also will spend a significant amount of his time at the Company’s Rehovot, Israel offices, where its research and drug development activities are centered. As part of a brief transition period, Dr. Gamzu started his employment immediately and, after assuming the position of Chief Executive Officer, will devote full time to Pharmos.

Dr. Aviv, the founder of Pharmos, has been its Chairman, Chief Executive Officer and Chief Scientist since inception in 1990. Under Dr. Aviv, Pharmos became a public company, raised over $150 million, commercialized three ophthalmic drugs in partnership with Bausch & Lomb, and most recently broadened the Company’s product and technology portfolio by acquiring Vela Pharmaceuticals.

Dr. Aviv stated that he views this transition as extremely positive for Pharmos. “Elkan Gamzu’s drug development, clinical and regulatory expertise, knowledge of our existing technologies and understanding of the biotech and pharmaceutical industries places Pharmos in good hands. Last year the Board gave us a mandate to transform Pharmos; we have assembled a first rate management team, including Alan Rubino as President and Chief Operating Officer and Colin Neill as Senior Vice President and Chief Financial Officer, and have expanded the pipeline with the acquisition of Vela Pharmaceuticals. Elkan Gamzu’s appointment as CEO is the final piece of this plan. It is my intention to remain affiliated with Pharmos and support Dr. Gamzu in any way I can.”

Dr. Gamzu said that he was excited about the potential of Pharmos’ development and discovery programs, particularly dextofisopam for the treatment of IBS, which is entering a Phase 2b trial, and the earlier stage cannabinoid CB2 receptor program for pain and inflammation. He further stated, “Haim Aviv has been a leading figure in the biotech industry for the past twenty years. I am very pleased that Pharmos will continue to benefit from his in-depth knowledge of the Company and our industry. We wish him all the best in his retirement.”

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications with a focus on specific diseases of the nervous system including disorders of the brain-gut axis (gastrointestinal/irritable bowel syndrome (IBS)), pain/inflammation, and autoimmune disorders. The Company’s lead product, dextofisopam, has completed Phase 2a testing in IBS, with positive effect on the primary efficacy endpoint (n=141, p=0.033). The Company plans a Phase 2b study of dextofisopam for the treatment of IBS in 2007. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase 2a testing in pain. Other compounds in Pharmos' pipeline are in clinical and pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	Pharmos Israel	The Ruth Group, Inc.
Colin Neill, CFO	Irit Kopelov	John Quirk (investors)
Gale Smith, IR	972-8-940-9679	(646) 536-7029
(732) 452-9556	Janine McCargo (media)
(646) 536 7033

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